Exhibit 10.7

MARKET VALUE POTENTIAL (MVP)

EXECUTIVE INCENTIVE PROGRAM GUIDELINE

Effective January 1, 2020

1.	PURPOSE OF PROGRAM

This MVP Executive Incentive Program (“MVP Program”) is adopted pursuant to the terms of the RLI Corp. Annual Incentive Compensation Plan (“Plan”).   Unless otherwise defined, capitalized terms have meaning given such terms in the Plan.  The purpose of the MVP Program is to provide incentive to executive employees to effectively utilize company capital thereby maximizing the value of shareholder investment. The MVP Program aligns Participant compensation incentive with the factors upon which RLI’s market value is driven. This Guideline is not to be construed as an employment agreement.

2.	DEFINITIONS

2.1 “Participant” is any executive employee designated by the Committee.

2.2 “Peer Companies” are the companies selected by the Committee each year for benchmarking of senior executive compensation and Company performance.

2.3 “Performance Period” is a Fiscal Year, unless otherwise established by the Committee.

2.4 “Invested Capital” is the historic common and preferred stock investment including retained earnings, less any unrealized gains or losses net of tax on the available-for-sale fixed maturity investments (after September 1, 2003) plus outstanding debt instruments owned by outside parties as indicated on the beginning of year audited Company financial statement.

2.5 “The Blended Cost of Capital” is defined for purpose of this program as the weighted average of the cost of equity capital and the cost of debt capital.  The cost of equity capital is the average ten year U.S. Treasury Note rate, plus a market risk premium of 5% modified by the Company’s 10-year beta vs. the S&P 500 index.  The average ten year U.S. Treasury Note rate shall be calculated as the average of the rate at the beginning of each quarter in the year for which a bonus award is calculated, defined as the published rate at the close of the last business day prior to the first day of the quarter. The cost of equity capital is blended pro rata (comparing market capitalization of RLI stock with outstanding RLI long-term debt at cost or conversion price whichever is higher) with the forward market rate on debt outstanding on the outstanding long-term debt. Should preferred stock or any new capital be issued, the appropriate cost will be blended with existing capital.

2.6 “Required Return” is equal to the beginning of the year Invested Capital times the Blended Cost of Capital. This return is required before executive bonuses are eligible for payment. Amounts in excess of the Required Return equal MVP for bonus purposes. Required Return will be adjusted quarterly on a time-weighted basis, except that interest rates will be averaged. No adjustment will be made in the fourth quarter of the Fiscal Year.

2.7 “Trade Secret” means information that: is used or intended for use in a trade or business; is included or embodied in a formula, pattern, compilation, computer software, drawing, device, method, technique or process; is not publicly known and is not generally known in the trade or business of the Company; cannot be readily ascertained or derived from publicly available information; and has significant economic value.

3.	BONUS CALCULATION

3.1 For bonus purposes, the “Actual Return” is calculated as defined in section 3.11 and 3.12:

3.11 Company ending GAAP book value (as adjusted in 3.111-3.119);

3.111 Less unrealized gains or losses net of tax on the available-for-sale fixed maturity investments at the end of period after September 1, 2003.

3.112 Plus outstanding long-term debt instruments at end of period.

3.113 Less additional investments in the Company in the form of stock issues or outside long-term debt instruments issued during the year at issue price. This includes acquisitions using RLI stock or debt.

3.114 Plus any Company stock repurchases.

3.115 Plus any payment of long-term debt principal.

3.116 Plus after-tax accrued interest paid on all outside long-term debt instruments.

3.117 Plus shareholder dividends accrued during the year.

3.118 Plus current year after-tax accrued executive MVP bonuses.

3.119 Plus current year after-tax accrual of preferred dividends.

3.12  Less Company beginning GAAP book value (as adjusted in 3.121 and 3.122)

3.121 Less unrealized gains or losses net of tax on the available-for-sale fixed maturity investments at beginning of period after September 1, 2003.

3.122 Plus outstanding long-term debt instruments at beginning of period.

3.2 MVP. MVP is defined as the Actual Return less the Required Return.

3.3 New Participant. The MVP Award for a Participant newly hired or appointed during the Fiscal Year shall be calculated beginning the first day of the month following the date of employment or appointment and the Performance Period for such Participant shall be from the first day of participation until the end of the Fiscal Year, unless otherwise established by the Committee. The new Participant shall not be eligible to participate in the program if hired or appointed during the fourth quarter.

3.4 Calculation of MVP Award. Within the first 90 days of a Performance Period, the Committee will establish an MVP percentage award for each participant to be used to calculate Participants’ MVP Awards as follows:

3.41 Preliminary MVP Award. At the completion of the Performance Period, a Participant’s percentage award multiplied by actual MVP for such Performance Period (which amount may be positive or negative) equals the Participant’s Preliminary MVP Award for such Performance Period. The Preliminary MVP Award will be divided into two components: (1) twenty percent (20%) will be assigned to the Personal Objectives Component; and (2) eighty percent (80%) will be assigned to the Financial Component.

3.42 MVP Award. The Final MVP Award is calculated as follows:

3.421 Personal Objectives Component.  The Committee will approve for the CEO and review for all other Participants personal objectives for a Performance Period.  Upon the completion of a Performance Period, the Committee will evaluate the performance of the CEO with respect to his personal objectives and shall assign an achievement rating between zero and 100%.  The Committee will approve the respective achievement ratings recommended by the CEO for other Participants.  If actual MVP is positive, the Personal Objectives Component will be multiplied by the achievement rating to calculate that portion of the MVP Award, which shall be paid as provided in section 3.8 herein.  If actual MVP is negative for a year, no Personal Objectives Component of an MVP Award shall be made for that year and no charge shall be made to Participants’ MVP Bonus Bank, nor shall any offset be made for amounts paid to Participants for the Personal Objectives component.

3.422 Financial Component. Annually the Committee will approve a list of Peer Companies for purposes of benchmarking senior executive compensation and Company performance.  Growth in Book Value achieved by the Company over a five year period through the end of the third quarter in the applicable Performance Period will be compared to that of the Peer Companies.  An achievement rating ranging from a minimum of 80% to a maximum of 125% will be assigned to the Financial Component based on the relative Growth in Book Value of the Company compared to the Peer Companies as follows:

Achievement Rating*	RLI’s Relative Book Value Per Share Growth
125% (maximum)	90th percentile of peers or greater
100%	60th percentile of peers
80% (minimum)	33rd percentile of peers or less

(*Results between the stated values for relative performance will be interpolated to determine the achievement rating.)

If MVP is positive for the year, the achievement rating will be multiplied times the Financial Component to calculate that portion of the MVP Award. 1   If MVP is negative for the year, the achievement rating will likewise be applied to the amount otherwise charged to Participants’ MVP Bonus Banks to adjust for Company performance2. The Financial Component of an MVP Award so calculated is subject to the Committee Approval Limit provision set forth in section 3.5.

3.423  Calculation of Growth in Book Value. RLI’s relative Growth in Book Value will be calculated by comparing its Compound Annual Growth Rate (“CAGR”) in Comprehensive Earnings over the applicable five year period to that of its Peer Companies.  CAGR in Comprehensive Earnings will be calculated based on publicly disclosed Comprehensive Earnings of Peer Companies for the five year period ending at the third quarter of the fifth year. The Committee Retains discretion to make adjustments as appropriate for accounting changes, significant capital events, or other circumstances in order to ensure a consistent calculation across Peer Companies.

3.5 Committee Approval Limit. Notwithstanding the foregoing, the Financial Component of an MVP Award to be credited (if positive) or charged (if negative) to a Participant’s MVP Bonus Bank for a Performance Period shall be subject to a Committee Approval Limit of 300% of the Participant’s Salary for the Plan Year.  In the event the Financial Component of an MVP Award that would otherwise be credited exceeds 300% of Salary, the independent directors on the Board may reduce that portion of an MVP Award credited to the Participant’s MVP Bonus Bank account but not below the Committee Approval Limit. If the Required Return is not achieved, any amount less than the Required Return will be charged to the Participant’ MVP Bonus Bank account at the same rate provided that any such reduction shall not reduce the bank account by more than 300% of the Participant’s Salary unless the independent directors approve a greater reduction; provided, however, that the maximum reduction shall not exceed the amount that would have been charged against the Participant’s bank account but for such 300% limit.

[1]

If the financial component of an MVP Award is “a” and the achievement rating is “b”, then if the financial component is positive, the amount credited to the MVP Bonus Bank is: a x b = credit to MVP Bonus Bank.

[2]	See footnote 1. If the financial component of an MVP Award is negative, the formula to adjust the negative award is: a - [a x (b -1)] = charge to MVP Bonus Bank.

3.6 Credit or Charge to MVP Bonus Bank.  The Financial Component of each Participant’s MVP Award will be credited (if positive) or charged (if negative) to the Participant’s MVP Bonus Bank on the Bonus Payment Date next following the Performance Period.  Crediting or charging of the Financial Component shall be subject to the Committee’s certification that the MVP Performance Goals and any other material terms of the MVP Program are satisfied, the Committee’s approval of each Participant’s MVP Award, approval of the independent directors under paragraph 3.5 if necessary, and completion of the Company’s annual audit.

3.7 Interest on MVP Bonus Bank.  Interest will be accrued to the bank in arrears by the Company to each Participant’s MVP Bonus Bank once a year on December 31st on any unpaid positive Bonus Bank balance before the current year’s contribution. The interest rate applied will be the three-year U.S. Government Treasury Note rate in effect at the beginning of the Fiscal Year, defined as the published rate at the close of the last business day prior to the first day of the Fiscal Year.

3.8 MVP Payout.  The Personal Objectives Component of the MVP Award and 33% of any positive total Bonus Bank balance (as adjusted as required in paragraphs 3.6 and 3.7) will be paid to Participants on the Bonus Payment Date next following the Performance Period. Payment of the Personal Objectives Component of the MVP Award and 33% of any positive total Bonus Bank balance shall be subject to the Committee’s certification that the MVP Performance Goals and any other material terms of the MVP are satisfied, the Committee’s approval of each Participant’s MVP Award, and completion of the Company’s annual audit.     A Participant may elect to defer any amount due to be paid in future periods, subject to the terms of the RLI Corp. Executives Deferred Compensation Plan. Positive or negative balances in a Participant’s MVP Bonus Bank after an MVP Payout will be carried forward to the next year. The Participant will not be required to reimburse the Company for a negative balance.

3.9 Payment of MVP Bonus Bank Balance Upon Termination of Employment. Upon Termination of Employment by a Participant who meets the definition of Retirement, should the Participant’s MVP Bonus Bank balance be positive, it will be payable to the Participant subject to the following limitations:

3.91 The MVP Bonus Bank account balance of the terminated Participant will be calculated as of the end of the quarter prior to and during the quarter in which the termination took place. It will be the Company’s option to pay the lower of the calculated amounts.  The Participant’s Bonus Bank account balance will be at risk from a negative MVP charge only until that time.

If the Participant’s Termination of Employment is at age 65 or after, a lump sum distribution will be made on the first day of the seventh month following the Participant’s Termination of Employment.  If the Participant’s Termination of Employment is before age 65, the balance will be paid quarterly, starting with the quarter following the Participant’s Termination of Employment, as an annuity to age 65 using the 5 year Treasury Note rate at the date of Termination of Employment.  Notwithstanding the foregoing, if a Participant is a Specified Employee, all installments due within 6 months following the Participant’s Termination of Employment shall be delayed to the first day of the seventh month following the Participant’s Termination of Employment.  All payments are subject to the following restrictions:

3.911 The Participant shall not enter into any employment directly or indirectly related to the insurance industry without the prior written approval of the Company’s Executive Resources Committee.

3.912 During the payment period the Participant must cooperate with the Company and must not divulge or use in any way, either directly or indirectly, whether or not for personal gain, proprietary Company information such as, but not limited to, customer lists, software, or company procedures. The Participant must never disclose any Company Trade Secret.

3.913 The Participant agrees to give depositions and testify in any court matter affecting the Company without charging a fee. The Company will reimburse out of pocket transportation, meal and lodging costs.

3.914 The Participant does not directly or indirectly solicit Company employees to work for another company. In addition the Participant shall not directly or indirectly solicit any person who was employed by the Company within six months prior to the date the Participant’s employment terminated.

3.915 The Participant shall not contact any producer of the Company for the purpose of soliciting business away from the Company.

3.10 Forfeiture of MVP Bonus Bank Balance. Upon termination of employment for any reason other than Retirement, death or Disability, the Participant will forfeit any unpaid MVP Bonus Bank balance. Any exceptions require the Committee’s approval.

4.	AMENDMENT AND TERMINATION OF PROGRAM

The Committee may at any time terminate, modify or amend this program. Any change shall not adversely affect the then existing earned Bonus Bank of each Participant.  Notwithstanding the foregoing, the Company reserves the right to require a Participant to forfeit or return to the Company any cash or Shares received under an Award under the Plan to the extent required by law, under any applicable exchange listing standard or under any applicable policy adopted by the Company that is designed to meet any legal obligations or obligations under any applicable exchange listing standard.